UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.          )

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MACK-CALI REALTY CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Mack-Cali Sets the Record Straight Regarding Bow Street’s False Statements

The Mack-Cali Board Invited Bow Street’s Incumbent Directors to Join the Company’s Director Slate; Bow Street’s Directors Refused the Offer

Bow Street Has Mischaracterized Stockholders’ Sentiments and the Voting Results of the 2019 Annual Meeting

JERSEY CITY, N.J. – April 6, 2020 – Mack-Cali Realty Corporation (NYSE: CLI) (the “Company” or “Mack-Cali”) today issued the following statement to set the record straight regarding the false and misleading claims included in the press release issued by Bow Street Special Opportunities Fund XV, LP and certain of its affiliates (“Bow Street”) on March 31, 2020:

We would like to set the record straight regarding the Company’s recent announcement of the Board’s decision not to include on the Company’s slate of nominees for the upcoming 2020 Annual Meeting of Stockholders (the “Annual Meeting”) Bow Street’s four nominees who have served as directors of the Company since their election to the Board at the 2019 Annual Meeting of Stockholders.

On January 28, 2020, the Mack-Cali Board (through its Nominating and Corporate Governance Committee) invited the four directors who participated in Bow Street’s 2019 proxy contest, namely Alan R. Batkin, Frederic Cumenal, MaryAnne Gilmartin and Nori Gerardo Lietz (the “Bow Street Nominees”) to join the Company’s slate of nominees for the Annual Meeting. The offer was accepted by each of the Bow Street Nominees shortly after receiving the invitation. However, simultaneously, these directors engaged in discussions with Bow Street regarding joining Bow Street’s slate of nominees for election at the Annual Meeting, and ultimately agreed to join Bow Street’s new 2020 proxy contest to gain control of the Board by seeking eight seats on the Board (including the four seats currently held by the Bow Street Nominees), remove the CEO and force a “fire-sale” of the Company. It was not until Bow Street delivered its notice of director nominations on March 12, 2020 that the Company and the Board became aware that the Bow Street Nominees had decided to join Bow Street’s slate.

Since the Bow Street Nominees had participated in all decision making and strategic direction taken by the Board, the Shareholder Value Committee and the Special Committee over the past year, the Company and other Board members were not only surprised, but completely blind-sided by the disingenuous actions of their four peers, who chose to abdicate their fiduciary duties to Mack-Cali’s stockholders and support Bow Street’s self-interested agenda. As a result, the Board had no choice but to withdraw its invitation to join the Company’s slate of nominees and replace the Bow Street Nominees with a new slate of nominees. To do otherwise, would enable Bow Street, a 4.5% shareholder, to take control of the Company to pursue its own agenda. The Nominating and Corporate Governance Committee engaged Ferguson Partners to conduct a search for well-qualified, independent candidates for the Company’s slate of nominees for election at the Annual Meeting.

Despite the Bow Street Nominees’ bad faith actions, the Mack-Cali Board attempted to engage in good faith with Bow Street in an effort to avoid another costly and disruptive proxy contest. On March 24, 2020, Alan Bernikow, the Company’s lead independent director, during a telephone call with Alan Batkin again offered to include three of Bow Street Nominees on the Company’s director slate. The Board decided not to extend the offer to one of the Bow Street Nominees due to low vote totals, unconstructive conduct and questionable fiduciary actions as a Board member. On March 27, 2020, by letter to Mr. Bernikow, Akiva Katz, Bow Street’s managing partner, rejected Mack-Cali’s offer and reiterated Bow Street’s intention to continue its proxy campaign to gain control of the Board.

In its press release, Bow Street also misrepresented the outcome of the 2019 Annual Meeting of Stockholders. In fact, the Bow Street Nominees did not receive “near-unanimous support from shareholders” at the 2019 Annual Meeting, but a relatively low level of support from an average of approximately 63.5% of the shares voted, and one of them received support from only approximately 36% of the votes cast. In contrast, all but one of the other Mack-Cali directors elected at the 2019 Annual Meeting received the support of more than 99% of votes cast. We don’t contest that stockholders voted for new participation on the Board, but the voting results of the 2019 Annual Meeting clearly discredit Bow Street’s claims regarding “near-unanimous“ stockholder support for its self-serving agenda. We believe that Bow Street’s public statements to the contrary underscore its willingness to resort to unscrupulous tactics to mislead investors.

The Mack-Cali directors who are not affiliated with Bow Street are committed to continuing to act in stockholders’ best interests. The Company, under the Board’s and CEO’s leadership, will continue to execute its Board-approved strategy, validated by the work of the Shareholder Value Committee and Goldman Sachs at the end of 2019, to pursue the sale of the Company’s entire suburban office portfolio, while remaining open to and encouraging any approaches for a larger strategic transaction that could unlock value for stockholders. As previously announced, the Company intends to launch a more formal strategic process for a sale of the Company or its assets as soon as the current COVID-19 crisis subsides and market conditions improve. The Board has formed a new Special Committee to oversee management in reviewing any acquisition proposals that may be received.

The Board is deeply concerned that Bow Street’s decision to pursue a proxy fight and its repeated use of underhanded tactics to mislead investors during a national health crisis and market dislocation in order to advance Bow Street’s self-interested objectives are not consistent with the best interests of the Company or its stockholders.

BofA Securities is serving as financial advisor to Mack-Cali, and Greenberg Traurig, LLP and Seyfarth Shaw LLP are serving as legal counsel to the Company.

About Mack-Cali Realty Corporation

One of the country’s leading real estate investment trusts (REITs), Mack-Cali Realty Corporation is an owner, manager and developer of premier office and multifamily properties in select waterfront and transit-oriented markets throughout New Jersey. Mack-Cali is headquartered in Jersey City, New Jersey, and is the visionary behind the city's flourishing waterfront, where the company is leading development, improvement and place-making initiatives for Harborside, a master-planned destination comprised of class A office, luxury apartments, diverse retail and restaurants, and public spaces.

A fully integrated and self-managed company, Mack-Cali has provided world-class management, leasing, and development services throughout New Jersey and the surrounding region for two decades. By regularly investing in its properties and innovative lifestyle amenity packages, Mack-Cali creates environments that empower tenants and residents to reimagine the way they work and live.

For more information on Mack-Cali Realty Corporation and its properties, visit www.mack-cali.com.

Forward Looking Statements

Statements made in this press release may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as “may,” “will,” “plan,” “potential,” “projected,” “should,” “expect,” “anticipate,” “estimate,” “target,” “continue,” or comparable terminology. Such forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate and involve factors that may cause actual results to differ materially from those projected or suggested. Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional factors under the heading “Disclosure Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Report on Form 10-K, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q, which are incorporated herein by reference. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise, except as required under applicable law.

Important Additional Information and Where to Find It

This press release may be deemed to contain solicitation material in respect to the solicitation of proxies from the Company’s stockholders in connection with the Annual Meeting. The Company plans to file with the Securities and Exchange Commission (the “SEC”) and mail to its stockholders a definitive proxy statement and accompanying WHITE proxy card in connection with the Annual Meeting. The definitive proxy statement will contain important information about the Company, the Annual Meeting and related matters. Stockholders may obtain a free copy of the definitive proxy statement and other documents that the Company files with the SEC (when they become available) on the SEC’s website, at www.sec.gov. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT, THE ACCOMPANYING WHITE PROXY CARD AND ANY OTHER RELEVANT SOLICITATION MATERIALS (WHEN THEY BECOME AVAILABLE) BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION.

Certain Information Regarding Participants

Mack-Cali and certain of its directors and executive officers set forth in the table below may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the Annual Meeting. Information regarding the names of these directors and executive officers and their respective interests in the Company as of the date of this press release is set forth in the Current Report on Form 8-K filed by the Company with the SEC on March 30, 2020 and will be set forth in the definitive proxy statement and other relevant solicitation materials filed by the Company for the Annual Meeting. These documents (when they become available), and any and all other documents filed by the Company with the SEC, may be obtained by investors and stockholders free of charge on the SEC’s website at www.sec.gov. Copies will also be available at no charge on the Company’s website at https://www.mack-cali.com.

Contacts:

Michael J. DeMarco Mack-Cali Realty Corporation Chief Executive Officer (732) 590-1589 mdemarco@mack-cali.com	Deidre Crockett Mack-Cali Realty Corporation Chief Administrative Officer (732) 590-1025 dcrockett@mack-cali.com

Proxy Solicitor: Lawrence E. Dennedy MacKenzie Partners, Inc. (212) 929-5500 ldennedy@mackenziepartners.com	Media Contacts: Andrew Siegel / Viveca Tress Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449